EXHIBIT 14.1

EVANS BREWING COMPANY INC.

Code of Ethics and Business Conduct

I.	INTRODUCTION AND GENERAL POLICY

Evans Brewing Company Inc. (the “Company”) is committed to the highest standards of legal and ethical business conduct, and seeks to foster an environment of awareness where the prompt reporting of any unethical or illegal behavior or any violations of our corporate policies is encouraged and dealt with fairly. Ethical conduct is an inherent obligation of our directors, officers and employees. Accordingly, we have adopted this Code of Ethics and Business Conduct (the “Code”) to promote the high standards of ethical conduct we value.

This Code does not cover every issue that may arise, but is intended to provide a basic summary of the legal, ethical and regulatory principles that should guide the conduct of all our directors, officers and employees.

We expect each of our directors, officers and employees to read and become familiar with and agree to follow the ethical standards described in this Code in conjunction with our other policies, copies of which may be obtained from the Company’s Chief Financial Officer or head of Human Resources. A director’s, officer’s or employee’s failure to fulfill his or her responsibilities under this Code may result in disciplinary action, up to and possibly including immediate termination.

This Code requires at a minimum:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosures in reports and documents that we file with, or submit to, the Securities and Exchange Commission;

3.	Compliance with our other corporate policies and with applicable governmental laws, rules and regulations;

4.	The prompt internal reporting of violations of this Code, including any illegal activity, to the appropriate person or persons identified in this Code; and

5.	Accountability for adherence to this Code.

II.	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Accordingly, directors, officers and employees are prohibited from taking for their own personal gain opportunities that are discovered through the use of the Company’s property, information or position, without the written consent of our Board of Directors.

A conflict situation may arise when a director, officer or employee has a financial interest, including significant stock ownership, in any entity with which we do business, or provides service. Conflicts of interest also may arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, directors, officers or employees, or their family members, by the Company or any entity with which we do business, may create conflicts of interest.

It is almost always a conflict of interest for an officer or employee to have other duties, responsibilities or obligations that run counter to his or her duty to the Company, such as working or providing service simultaneously for a competitor, customer or supplier of the Company. The best policy is to avoid any direct or indirect business connection with the Company’s competitors, customers or suppliers, except on behalf of the Company.

Directors, officers and employees should notify in writing the appropriate person or persons identified in Section VII of this Code of the existence of any actual or potential conflict of interest.

III.	FAIR DEALING

We require our directors, officers and employees to deal honestly and fairly with, and respect the rights of, our customers, suppliers, competitors and other third parties. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee should endeavor to make our contracts, advertising, literature and other public statements clear and precise and to eliminate any misstatement of fact or misleading impressions. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

No bribes, kickbacks or any other form of improper payment, direct or indirect, should ever be offered, given, provided or accepted by any director, officer or employee, their family members or agents. In addition, no gifts, favors or business entertainment should ever be offered, given, provided or accepted by any director, officer or employee, their family members or agents, unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is of nominal value; (4) cannot be construed as a bribe or payoff; and (5) does not otherwise violate our corporate policies or any laws or regulations.

IV.	RECORD-KEEPING AND PUBLIC DISCLOSURES

We require honest and accurate recording and reporting of information. All of our books, records, accounts and financial statements must be maintained in reasonable detail, accurately and fairly reflect our transactions, not contain false or misleading entries, comply with generally accepted accounting principles at all times and conform both to applicable legal requirements and to our system of internal accounting controls. Unrecorded or “off the books” funds, work or assets should not be maintained unless permitted by applicable law or regulation.

We maintain a system of internal accounting controls that will provide reasonable assurances to our management that all transactions are properly recorded and that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared. We expect our directors, officers and employees to notify the Chairman of our Audit Committee and our Chief Financial Officer in writing of any: (1) material information or unreported transactions that affect the disclosures made in our public filings; (2) information concerning significant deficiencies and material weaknesses in the design or operation of our internal control over financial reporting which are reasonably likely to adversely affect our ability to record, process, summarize and report financial information; and (3) fraud, whether or not material, that involves management or other employees who have a significant role in our internal control over financial reporting.

Directors, officers and employees should avoid exaggeration, derogatory remarks, guesswork, and inappropriate characterizations of people and companies in their e-mail, correspondence, internal memos, reports and other records and communications, as these things often become public and can be easily misunderstood. Records always should be retained or destroyed according to our record retention policies. No director, officer or employee should communicate to the public any nonpublic information except through our Chief Executive Officer or Chief Financial Officer.

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V.	COMPLIANCE WITH LAWS AND CORPORATE POLICIES

Our corporate policies have been created to ensure that our directors, officers and employees comply with applicable laws and governmental regulations. We expect our directors, officers and employees to respect and obey the law, both in letter and spirit. Reading and understanding our general corporate policies is a good start to learning some of the laws, rules and regulations that govern our lives.

By following our corporate policies, our directors, officers and employees can fulfill our commitments to, among other things: (1) maintaining a safe and healthy work environment; (2) promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex, age, national origin, disability or other factors that are unrelated to our business interests; (3) supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices; (4) conducting our activities in full compliance with all applicable environmental laws; (5) keeping the political activities of our directors, officers and employees separate from our business; (6) prohibiting any direct or indirect illegal payments, gifts, favors or gratuities to any government officials, candidates or political parties; (7) prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information; (8) prohibiting the sale or export, either directly or through our representatives, of our products to countries where technology related goods such as ours may not be sold; and (9) complying with all applicable state and federal securities laws.

Our directors, officers and employees are prohibited from trading our securities while in possession of material, nonpublic (“inside”) information about the Company. Our Insider Trading Policy describes the nature of inside information and the related restrictions on trading.

We encourage our directors, officers and employees to seek advice regarding the details of the policies, laws, rules and regulations with which they must comply, by submitting a written request to the Company’s Chief Financial Officer or the head of Human Resources.

VI.	CONFIDENTIALITY AND CORPORATE ASSETS

Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our suppliers, customers or other business partners. This information may include without limitation: (1) trade secrets, patents, trademarks, copyrights and other proprietary information and ideas; (2) technical or scientific information about current and future products, services or research; (3) business, marketing or service plans or projections; (4) earnings and other internal financial data; (5) personnel information; (6) supply and customer lists; and (7) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our suppliers, customers or other business partners. This information is our property, or the property of our suppliers, customers or business partners, and in many cases was developed at great expense. Our directors, officers and employees must not discuss or disclose confidential information with, in the presence of or to any unauthorized persons, including family members and friends, and must not use confidential information or other Company property or resources for personal gain, for the personal benefit of anyone else or for anything other than our legitimate business purposes.

These obligations are described in our confidential information and invention assignment agreement that we require every director, officer and employee to execute upon commencement of service to the Company.

VII.	REPORTING AND CONSEQUENCES OF VIOLATIONS

Reporting Violations and Asking Questions

We hold all directors, officers and employees individually responsible for carrying out and monitoring compliance with this Code. Except as provided in the paragraph below, directors and officers immediately should report in writing any known or suspected illegal or unethical behavior to the Chairman of our Audit Committee, and employees who are not directors or officers immediately should report in writing any known or suspected illegal or unethical behavior to our Chief Financial Officer or the head of Human Resources. When in doubt, we encourage directors, officers and employees to seek counseling about the best course of action to take in any particular situation. Directors, officers and employees may contact our Chief Financial Officer or head of Human Resources in writing with any questions or concerns about this Code or a business practice.

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If anyone feels uncomfortable reporting potential or actual violations to the person or persons identified above, he or she may instead report those matters in writing to any member of our Audit Committee. Such member will identify and forward the violation report to the appropriate person or persons, not involved in the matter giving rise to the violation, who have sufficient status and authority within the Company to adequately deal with the potential violator of the Code.

If your complaint, concern or question pertains to accounting, internal accounting controls or auditing matters, or financial fraud, securities fraud or other securities law violations, you may also submit the complaint, concern or question, anonymously if you wish, through our independent and confidential, third-party reporting service. You may contact any of the above persons by mail addressed to such persons at the Company’s principal executive offices. The contact information for the Chairman of the Audit Committee and our confidential, third-party reporting service (see below) are set forth in our Whistleblower Policy Regarding Accounting and Auditing Matters.

Any questions or reported violations will be addressed immediately and seriously.

Investigations and Non-Retaliation

The person or persons to whom a potential or actual violation is reported or forwarded will promptly investigate any such violation and will oversee an appropriate response, including corrective action and preventative measures. The Chair of our Audit Committee or the Chief Executive Officer will be involved when appropriate. All reports will be treated confidentially to the extent possible.

It is our policy to not allow reprisal or retaliation of any kind against a director, officer or employee who acts in good faith in reporting any known or suspected illegal or unethical behavior, or who asks any questions regarding this Code or appropriate actions in light of the Code. All directors, officers and employees must fully cooperate in internal investigations of misconduct.

Consequences of a Violation

Directors, officers and employees who violate any laws, governmental regulations, or any provisions of this Code will face appropriate, case-specific disciplinary action, which may include demotion or immediate discharge. Any director, officer or employee who engages in illegal activity may be reported to the appropriate governmental authorities.

Administration

Our Board of Directors, Audit Committee, and Nominating and Corporate Governance Committee have established the standards of business conduct contained in this Code and generally oversee compliance with this Code. Our Board of Directors, Audit Committee, and Nominating and Corporate Governance Committee also are responsible for updating these standards as they deem appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within our industry, our own business practices and the prevailing ethical standards of the communities in which we operate. Our Audit Committee and Nominating and Corporate Governance Committee will oversee the procedures designed to implement this Code to ensure that they are operating effectively.

Training on this Code will be included in the orientation of new employees and provided to existing directors, officers and employees on an on-going basis. To ensure familiarity with the Code, directors, officers and employees will be asked to read the Code and sign the Compliance Certificate annually.

VIII.	CHANGES IN OR WAIVERS OF THE CODE

Any change in or waiver of this Code for directors or officers (including our president, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, any vice-president in charge of a principal business unit, division or function, or any other officer who performs a policy-making function) may be made only in writing by the Company’s Board of Directors. No waiver shall be granted except where necessary and warranted, and where such waiver is limited and qualified so as to protect the Company to the greatest extent possible.

The text of this Code, and any changes in or waivers of this Code, will be posted on our website at http://www.evansbrewco.com/investors.

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COMPLIANCE CERTIFICATE

I have read and understand the Code of Ethics and Business Conduct of Evans Brewing Company Inc. (the “Code”). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to Evans Brewing Company Inc. that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date: ______________	__________________________________________
Name:______________________________________
Title/Position________________________________

Check one of the following:

☐      A Statement of Exceptions is attached.

☐      No Statement of Exceptions is attached.

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